Exhibit 99.1

Epiq Systems Expands E-discovery Market Share With Acquisition

Kansas City, KS (April 4, 2011) — Epiq Systems, Inc. (NASDAQ:EPIQ), a leading global provider of technology solutions for the legal profession, today announced the acquisition of Encore Discovery Solutions for $100 million cash. With this transaction, Epiq further strengthens its worldwide e-discovery franchise providing corporate legal departments and law firms with full-service capabilities to manage electronic information for discovery, investigations, compliance and related legal matters. The transaction has closed and was funded from the company’s credit facility.

Based in Phoenix, Encore Discovery Solutions provides market-proven products and services for electronic evidence processing, document review platforms, and professional services for project management, data collection and forensic consulting.  For 2010, on a pro forma basis, Encore represents an approximate 50% revenue increase to Epiq Systems’ standalone e-discovery segment, which had 2010 operating revenue of approximately $81 million.

In its continuing evaluation of strategic opportunities, Epiq Systems has prioritized the identification of e-discovery candidates with both compatible business strategies and complementary financial profiles. In these respects, Encore represents a natural extension and an attractive market share expansion.

Epiq Systems has a high growth, leading global position in the market for e-discovery technologies and professional services. For 2010, Epiq’s e-discovery business experienced a 92% increase in non-GAAP adjusted EBITDA exclusively through organic growth. Through the Encore acquisition, the company’s e-discovery segment experiences a significant revenue increase and gains immediate access to a high quality customer base having almost no overlap with Epiq’s existing clientele. Encore’s clients will benefit from Epiq Systems’ service capacity, international offices, data centers, and document review services.

While Epiq Systems has developed its e-discovery franchise based on proprietary, internally developed software including its DocuMatrix® review platform and eDataMatrix® evidence processing engine, Encore has approached the market with a selection of licensed third party tools from which clients can choose. Going forward, Epiq Systems will make both solution sets available, thereby offering to customers capabilities of unprecedented breadth and depth. Based on the size, complexity and service level required by each client matter, Epiq will be ideally positioned to present a tailored package of products and services.

Encore’s primary operations and client service facility is located in Phoenix, and they will continue to operate from this office location by blending into Epiq’s total e-discovery service infrastructure.

Tom W. Olofson, chairman and CEO, and Christopher E. Olofson, president and COO of Epiq Systems, stated, “Today’s acquisition further augments and accelerates the opportunity for our highly successful global e-discovery business. Encore has a strong customer base that complements our own, and the company’s Phoenix location is an excellent geographic counterbalance to our own domestic presence in New York. By continuing the availability of both businesses’ products, services and technologies, we offer the industry’s best mixture of resources, experience and subject matter expertise.”

The company expects this to be an accretive transaction and is raising its 2011 non-GAAP EPS objective from a range of $0.85 to $0.90 to a range of $0.89 to $0.94.  The revised objective represents a 20% to 27% increase versus the $0.74 non-GAAP EPS achieved in 2010.  The revised 2011 operating revenue objective is a range of $270 million to $280 million versus $217.6 million achieved in 2010.

Conference Call

The company will host a conference call Tuesday, April 5, at 8:00 a.m. central time to discuss the acquisition.  The internet broadcast of the call can be accessed at www.epiqsystems.com.  To listen by phone, please call (877) 303-6311 before 8:00 a.m. central time.  An archive of the internet broadcast will be available on the company’s website for 90 days.  A recording of the call will also be available through May 5, 2011 beginning approximately two hours after the call ends.  To access the recording, call (800) 642-1687 and enter conference ID number 57483502.

About Epiq Systems

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession.  Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters.  We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement of funds.  Our clients include leading law firms, corporate legal departments, bankruptcy trustees, government agencies, mortgage processors, financial institutions, and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including those relating to the possible or assumed future results of our operations and financial condition.  These forward-looking statements are based on our current expectations and may be identified by terms such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “estimated,” “goal,” “objective” and “potential.”  Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements.  These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our client’s deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (4) risks associated with handling of confidential data and compliance with information privacy laws, (5) changes in or the effects of pricing structures and arrangements, (6) risks associated with the integration of acquisitions into our existing business operations, (7) risks associated with indebtedness, (8) risks associated with foreign currency fluctuations, (9) risks associated with developing and providing software and internet-based technology solutions to our clients, and (10) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K.  In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements contained herein to reflect future events or developments.

For more information

Lew Schroeber, Investor Relations, telephone: 913-621-9500.

Email:  ir@epiqsystems.com or visit us online at www.epiqsystems.com

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